Registration Statement No. ____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8/A
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

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SARS CORPORATION
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(Exact name of registrant as specified in its charter)

                                                                                                                                             NEVADA                                             33-0677545
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       (State of other jurisdiction            (IRS Employer Identification No.)
                                                                                                                                                                            of incorporation or organization)

601 108th Ave NE, 19th Floor
Bellevue, WA 98004
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(Address, including zip code, of registrant's principal
executive offices)

2008 OFFICER, DIRECTOR, AND PROFESSIONAL SERVICE PROVIDER COMPENSATION PLAN
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(Full Title of the Plan)

Nevada Agency and Trust Company
50 West Liberty St Ste 880, Reno, NV 89501.

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(Name and address of agent for service)

(206) 262-9545
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(Telephone number, including area code, of agent for service)

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If any of the Securities being registered on this Form S-8A are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X__
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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	5,000,000	$0.25	$1,250,000	$43.23

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457.  At the time of this filing, the average fair market value of the Company's common stock, determined from average of the bid and ask price Over the Counter, was $0.22 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $1,100,000 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .00003930.

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EXPLANATORY NOTE

This Registration Statement, amending and replacing the form S-8 filed on September 4, 2008,  includes a reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3.  This Reoffer Prospectus may be used for reoffers or resales, on a continuous or delayed basis, of an aggregate of 5,000,000 shares of common stock.

REOFFER PROSPECTUS

This document constitutes part of a prospectus covering
securities that have been registered under the Securities Act of 1933.

5,000,000 Shares

SARS CORP.

Common Stock

(par value $0.001 per share)
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S-8 ISSUANCE OF SARS CORPORATION
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The common stock may be sold from time to time by the selling stockholder or by his pledgees, donees, transferees or other successors in interest.  Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.  The common stock may be sold by one or more of the following: (i) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases.  In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale.  Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Act”) in connection with such sales.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.  We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

On September 10, 2008, the last reported sale price for our common stock on the Over the Counter quotation system was $0.22 per share.

See “Risk Factors” beginning at page 4 for certain information which should be carefully considered by prospective purchasers of the Shares offered hereby.

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THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED
OR DISAPPROVED OF THESE SECURITIES, NOR HAS IT DETERMINED
IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus is September 10, 2008

PROSPECTUS SUMMARY

The following summary contains basic information about SARS Corporation  (“SARS” or the “Company”) and this prospectus. It may not contain all of the information that is important to you. For a more complete understanding, we encourage you to read the entire prospectus and the documents incorporated by reference into this prospectus. In this prospectus, the words “SARS,” “Company,” “we,” “our” and “us” refer to SARS Corporation.

THIS OFFERING

Common Stock outstanding after the offering	44,221,917
Use of Proceeds	The Company will not receive any proceeds.
Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 4.
Over the Counter quotation system Trading Symbol	SARO

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Securities Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated herein by reference:

1. Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007.

2. Quarterly Report on Form 10-QSB and Form 10-Q for the periods ended December 31, 2007, March 31, 2008 and June 30, 2008.

3. Current Reports on Form 8-K filed on August 31, 2007, September 7, 2007, October 9, 2007, October 30, 2007, November 5, 2007, November 13, 2007, December 14, 2007, December 21, 2007, January 4, 2008, January 18, 2008, February 19, 2008, February 19, 2008, March 18, 2008, and July 10, 2008.

4.  Registration Statement on Form 10-SB, as filed with the Commission on February 24, 1999.

All documents subsequently filed by SARS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing thereof.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the registration statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to: Christopher Wain, Chief Executive Officer, 601 108th Ave NE, 19th Floor, Bellevue, WA 98004 (425) 943-6140.

FORWARD LOOKING STATEMENTS

Statements and projections contained in this Prospectus that are not based on historical fact, including but not limited to statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, as well as all projections of future results, constitute "forward-looking statements."  This Prospectus contains forward-looking statements and projections concerning the Company's or management's plans, intentions, strategies, expectations, predictions and financial projections concerning the Company's future activities and results of operations and other future events or conditions.

It is important to note that the Company's actual results or activities or actual events or conditions could differ materially from those projected by the Company from such forward looking statements. The plans, strategies and intentions of management may change based on increased experience with the Company's business model as well as in response to competition, general economic trends, or perceived opportunities, risks or other developments. Projections concerning the Company's future results of operation and expansion plans are based on a number of assumptions and estimates made by management concerning, among other things, customer acceptance of and demand for the Company's services and products, the timely availability of capital on acceptable terms, the Company's ability to identify, attract and retain qualified support staff and personnel, research and development costs and expenses and other future events and conditions. These estimates and assumptions are believed by management to be reasonable, but are dependent upon facts and conditions that are uncertain and unpredictable. To the extent that actual events differ materially from management assumptions and estimates, actual results will differ from those projected. See "Risk Factors.”

Risk Factors

The following information describes the various risks relating to both the Company’s operations and its common stock.  The below risks are deemed as being material to a decision to invest in our Company.  The Company could also be adversely affected by additional risks and uncertainties not presently known or believed to be material.  The following risks should be considered carefully, together with all of the other information included in this prospectus, before an investor decides to purchase any shares of the Company’s common stock.

We have no substantial history of having meaningful revenues or profitable operations and may incur future losses, which will likely impair our future stock price.

Most of our end-users are subject to budgetary and political constraints which may delay or limit purchases of our products, and we will have no control over those decisions

We are dependent on a few of our larger customers and are vulnerable to changes in their asset tracking requirements

Currently, a significant part of our revenue is attributable to contracts with government agencies, particularly the U.S. Coast Guard.  Changes in the priorities of the government may affect the level of funding allocated towards U.S. Coast Guard programs.  We may benefit if greater funds are allocated toward asset tracking to the extent that our business is engaged for such use.   However, changes in priorities in government spending may diminish the U.S. Coast Guard’s capacity to engage our services.

Our revenue sources are presently concentrated in the maritime market and not yet diversified in other segments, which may adversely affect our business in an industry slump.

Our business and operations would suffer in the event of system failures

From time to time, we install new or upgraded business management systems. To the extent such systems fail or are not properly implemented, we may experience material disruptions to our business, delays in our external financial reporting or failures in our system of internal controls, that could have a material adverse effect on our results of operations.

The market price for our common stock, shares of which underlie our preferred stock, may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price.

Our executive officers, directors and insider shareholders, and parties related to them, will own or control approximately 26% of our outstanding common stock, which may limit the ability of our other shareholders, whether acting alone or together, to propose or direct the management or overall direction of our company.  Additionally, this concentration of ownership could discourage or prevent a potential takeover that might otherwise result in receiving a premium over the market price of your shares.

Risks related to the Company’s Common Stock:

The Company’s common stock is subject to the penny stock rules.

The Securities and Exchange Commission has adopted a set of rules called the penny stock rules that regulate broker-dealers with respect to trading in securities with a bid price of less than $5.00. These rules do not apply to securities registered on certain national securities exchanges (including the Nasdaq Stock Market) or authorized for quotation on an automated quotation system sponsored by a registered pre-1990 securities association, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that, prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. If a market ever does develop for our common stock, as to which we can give no assurance, and it should remain subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares of our common stock.

The Company does not anticipate paying dividends on our common stock in the foreseeable future.

We intend to retain future earnings, if any, to fund our operations and to expand our business. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

The Company’s board right to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

Our board of directors currently has the right, with respect to the 50 million authorized shares of blank check preferred stock, to authorize the issuance of one or more series of our preferred stock with such voting, dividend and other rights as our directors determine. Such action can be taken by our board without the approval of the holders of our common stock. Accordingly, the holders of any new series of preferred stock could be granted voting rights that reduce the voting power of the holders of our common stock. For example, the preferred holders could be granted the right to vote on a corporate reorganization or acquisition even if the reorganization of acquisition would not have an adverse effect on their rights. This right, if granted, would give them a veto with respect to any reorganization. Or they could be granted 20 votes per share while voting as a single class with the holders of the common stock, thereby diluting the voting power of the holders of our common stock. In addition, the holders of any new series of preferred stock could be given the option to be redeemed in cash in the event of a reorganization or acquisition. This would make an acquisition of our Company less attractive to a potential acquirer. Thus, our board could authorize the issuance of shares of the new series of preferred stock in order to defeat a proposal for the acquisition of our Company which a majority of our then holders of our common stock otherwise favor.

Anti-takeover effects of certain provisions of Nevada state law hinder anti-takeover effects of certain a potential takeover of SARS

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of who are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of SARS from doing so if it cannot obtain the approval of our board of directors.

THE COMPANY
Overview
Business Description

Organization – SARS Corporation, a Nevada corporation, (formerly Mycom Group, Inc. prior to the August 2007 merger with Veritas Solutions, Inc. and its wholly-owned subsidiary, Secure Asset Reporting Services, Inc., and subsequently renamed), and together with its subsidiaries (“SARS” or the “Company”) is headquartered near Seattle, Washington U.S.A.  Utilizing a network of satellite, cellular and VHF radio systems, SARS provides remote asset management and telematics solutions that deliver real-time business intelligence about fixed and mobile assets including vessels, cargo containers, trucks, aircraft, fuel tanks, bridges, and pipelines anywhere in the world.  With the SARS Tracpoint ® software suite, business and government organizations in the marine, energy, transportation and other industries can track, monitor and manage assets for improved safety, better security and increased business efficiency.   In December 2007, the Company closed its asset purchase agreement of Andronics Ltd., a company located in Northern Ireland, and which provides global two-way data solutions for monitoring and controlling remote assets.

Business – Veritas Solutions, Inc. (“VSI” and also known in the industry as VSI Wireless, Secure Asset Reporting Services and SARS) was formed to capitalize on the well-established trend toward remote asset management in the tracking and operation of capital assets. Our mission is to become the leader in this broad, highly fragmented market. Today, the worldwide infrastructure for the tracking of assets consists of disparate satellite and cellular communications networks, VHF radio-based systems, and hardware devices and software applications that apply predominantly to specific classes of assets (for example, only to ships or only to road trailers). Within this market, we believe that we offer the only complete remote asset management solution, one that is both customizable and independent of the type of communications or hardware. Our solution can track assets anywhere in the world, providing timely, accurate and pertinent information to our customers in real time. The Company has initially targeted asset tracking in four industries: marine, upstream and downstream oil and gas production, cargo trailers/containers and aviation.

In June and again in August 2008, the Company announced that its revenue projections for the fiscal years ending September 30, 2008 and 2009 were revised downward due to the time, expense and effort associated with (i) completion of product design and development; (ii) introduction of its UtilityEye® product to a commercial market; and (iii) establishment of a strategic relationship with a manufacturing partner.  In connection with restructuring its operations and redesigning its products, sales strategy and manufacturing relationships, and due to higher than anticipated costs associated with the launch of its products,  it is expected that SARS will continue to experience net losses throughout this current fiscal year, and beyond into fiscal 2009.  During 2008, SARS has improved its operations facilities to vastly increase production capabilities, restructured its management team, including the hiring of a new CEO/COO, and acquired new technology that will increase the quality and demand of its products.  As a result of these actions, SARS has cut costs, created a strong distribution network, standardized its technology to make it world class, and added “best of breed” partners, such as RackSpace and Flextronics, to meet the expectations of its customers.

During 2008 we combined Andronics Leocate and SARS’ Intellitrax business intelligence software into one system Tracpoint ®.  Tracpoint is a centralized platform for the acquisition, aggregation and dissemination of intelligence on mobile and fixed assets.  The technology behind the system is a hardware-indifferent foundation for tracking remote assets that are engaged in the distribution of goods in commerce, through terrestrial and satellite communications platforms.  The technology provides for the acquisition, data warehousing and subsequent presentation of multiple data sets, including location, maintenance records, security status, control data and state of goods while in storage or transit.   The Company intends to seek patent protection for a number of aspects of its proprietary technology.  With Tracpoint, we gather tracking and other data from disparate sources on various assets such as ships, planes and containers, and present them to our customers in one place in an easy-to-use format.  For these services, customers pay us an ongoing access fee.  SARS can source data from third-party hardware that the Company can resell and install, or from hardware that is already in use by the business operator or government agency.  Our software, which consists of proprietary and licensed software, allows our customers to track their assets anywhere in the world, in real time, 24 hours a day.

In a market where most firms utilize a global positioning satellite, or GPS, message to provide basic information on the location of an asset, the Company distinguishes its product by going beyond just asset tracking.  Asset location is the first piece of data and it becomes the launching point for a more extensive set of data about the usage and condition of the asset, its financial impact on the customer’s business and other critical operational parameters.  SARS believes that taking GPS data, merging it with key performance expectations and presenting the results to a fleet manager provides a powerful edge in safety and security, administrative cost reduction and in revenue and margin enhancement.

The Company does not manufacture hardware products.  All hardware utilized in the remote asset management solutions is provided by third-party vendors or directly from manufacturers.  During 2008, we condensed our Andronics supply chain and moved our manufacturing relationship to Flextronics, pursuant to which we can have more unit volume capacity as compared to prior limitations, and will be able to reduce unit costs.  In terms of research and development, as technology advances and new hardware equipment becomes available the Company maintains the flexibility to develop essential connection software to process the data that these new units produce.  In this regard, in 2008, we have been re-engineering our UtilityEye® LPG units with Flextronics and are continuing to produce smaller, lighter and less costly units.  The Company also continues to improve the software displays of its application layer and the processing of existing data in the core platform layer in order to grow as new customers and assets come online.

Our revenue model is comprised of (i) a monthly recurring software usage fee for access to Tracpoint including long-range identification tracking display, automatic identification system display, alarm notifications and alarm monitoring; (ii) a monthly recurring airtime and data delivery fee for the cost of airtime from our service providers, plus mark-ups; and (iii) one-time fees for hardware, installation, shipping, customization and special programming requirements. As demand dictates, we resell and install hardware from third parties to facilitate data flow and, in turn, we expect revenues from such resale and installations to be a large part of our initial revenue base.  Our objective is to migrate new customers to a recurring revenue model, one that imposes a software usage fee. We expect revenues to continue to increase in most, if not all, revenue sources. We are adding new customers to our system and with new customers there is the potential for an additional recurring revenue source.

Subsequent Event

On December 20, 2007, SARS, through its United Kingdom subsidiary, Jinkhold, Ltd. (“Jinkhold”), finalized and closed a material definitive agreement (the “Agreement”) with Andronics, Ltd., a company formed under the laws of Northern Ireland (“Andronics”).  The Agreement was executed on October 26, 2007.

Under the Agreement, SARS purchased substantially all assets of Andronics for the following consideration: (i) assumption of certain liabilities; (ii) 50,000 shares of SARS common stock; (iii) convertible debentures totaling $722,000 USD; and (iv) certain stock options in the amount of 1,500,000 shares of common stock of the Company.  In connection with the Agreement and as conditions of closing, (i) Jinkhold executed a lease agreement with certain shareholders of Andronics for office space in Northern Ireland; and (ii) Andronics service contract with British Petroleum was novated to Jinkhold.

Additionally, on December 20, 2007, SARS, Jinkhold and Andronics executed the First Amendment to the Agreement, whereby (i) the closing date was extended and (ii) the parties to which the consideration mentioned above as well as 1,000,000 shares of SARS common stock options (defined in the Agreement) were amended to reflect that these items shall be issued to Andronics, Ltd.

Technology Platform and Intellectual Property

The technology behind the Intellitrax system is a hardware-agnostic foundation for tracking remote assets that are engaged in the distribution of goods in commerce, through terrestrial and satellite communications platforms.  The technology provides for the acquisition, data warehousing and subsequent presentation of multiple data sets, including location, maintenance records, security status, control data and state of goods while in storage or transit.   The Company intends to seek patent protection for a number of aspects of its proprietary technology.

The Company believes it has developed patentable intellectual property in the following areas:

•
Parser – Novel parsing and translation of incoming data packets.  Our Multiple Processing Parser is a fully scalable data parser that is hardware and device independent, and it is completely Microsoft.NET compliant.

•	Triggering – Novel automation of tasks based on asset location and status. Events, data filtering and anomaly detection can be performed by our data parsers in conjunction with our data servers.

•	Forms – Novel processing and communication of forms for a variety of businesses are available to customers via mobile communications.

SARS currently has registered trademarks on the following: SARS Roadtrac, SARS Tracpoint, SARS Secure Trac, SARS Directrac, SARS Marinetrac and SARS.

The Company does not manufacture hardware products.  All hardware that is utilized in the remote asset management solutions is provided by third-party vendors or directly from manufacturers.  In terms of research and development, as technology advances and new hardware equipment becomes available; the Company maintains the flexibility to develop essential connection software to process the data that these new units produce.  The Company also continues to improve the software displays of its application layer and the processing of existing data in the core platform layer in order to grow as new customers and assets come online.

SARS’ facilities house servers in locations around the United States and in other parts of the world. SARS intends to add servers and locations to meet increasing customer demand, and to improve redundancies.  At the present time, its servers are running at less than 3% of capacity utilization.

Customers and Target Markets

Early adopters of Intellitrax include the U.S. Coast Guard, U.S. Navy, U.S. Customs and Border Protection, State of Hawaii Department of Transportation, various port authorities (including Honolulu, New York/New Jersey and Seattle/Tacoma), Carnival Cruise Lines, Celebrity Cruises Inc., Princess Cruises, Cemex S.A.B. de C.V., Chevron Corporation and Exxon Mobil Corporation. Most of these customers have used SARS’ solution in pilot programs.  At the present time, the three largest ongoing (and post-pilot program stage) customers are the Marine Exchange of Alaska, which tracks all vessels in Alaskan coastal waters, the Marine Exchange of Puget Sound, which tracks all vessels in the Washington State coastal waters of Puget Sound, and A.P. Møller-Mærsk A/S, a global ocean carrier. The Company provide these and other customers with shelf-to-shelf tracking – from point of origin to point of sale or permanent destination – and a complete line of applications covering tracking marine, rail, truck, cargo container and air assets.

Competition

The highly fragmented remote asset management market is filled with companies that can utilize a GPS message to provide basic information on the location of an asset.  However, SARS believes that they are the only company that can provide tracking that is platform agnostic, or independent of particular hardware and communication services, and capable of achieving profit margins similar to software enterprises.  Unlike SARS, the competition seems to focus their resources on target niche markets (for example, trucking, containers or marine) and operates using dedicated hardware.

Competitive Advantages

SARS believes that we are the only company that can provide tracking that is platform-agnostic, or independent of particular hardware and communication services, as comprehensive as a customer may need, and capable of achieving profit margins similar to software enterprises. SARS believes Intellitrax and the remote asset management solutions offer the following distinct advantages:

•
Complete remote asset management solution.  Intellitrax is the only available remote asset management solution that constitutes a complete platform to handle the acquisition, management and application of remote asset information.  We believe that products from other vendors do not provide a complete solution, as they are limited to an abbreviated suite of hardware devices and/or a narrow range of asset types (for example, only ships or only road trailers).

•
Communications independent.  Our customers can choose the communications service that best meets their needs and budget.  Products from other vendors are typically tied exclusively to a specific communications service, which prevents customers from benefiting from advances in communications technology.  In addition, the products of some other vendors rely on communication services that do not provide worldwide or even nationwide domestic coverage, while the Intellitrax system has global reach.

•
Hardware independent.  Our customers can use the data communicator hardware that best meets their needs and budget.  Products from other vendors are typically bound exclusively to proprietary hardware, which prevents customers from benefiting from general advances in hardware technology.

•	Customizable. Because Intellitrax is a complete and flexible platform, custom applications can be developed rapidly to accommodate any unique needs of our customers.

•	Superior mapping. Based on our customers’ feedback, Intellitrax’ mapping application delivers a superior user experience. Customers continue to cite this feature as a significant advantage.

•
Superior reporting and notification.  Our reports are formatted to match each individual customer’s reports and forms.  Automatic notification can be sent to any customer’s designated recipient via fax, email, phone or web, at any predetermined frequency.

•
Web-based.  Intellitrax applications are delivered via a standard Internet browser with little or no further software requirements.  Products from other vendors typically require custom client software to be installed and maintained, and employees to be trained.

Legislation and Government Regulation

Due in large part to the relative newness of the remote asset management industry, there are currently no regulations specifically governing suppliers of asset tracking technology.  Many of the Company’s customers, however, especially in the maritime industry, are mandated by law to utilize asset tracking systems.

The Company has worked, and continues to work, to facilitate legislation that authorizes the U.S. Congress to appropriate money for a national tracking system using Automated Secure Vessel Tracking System.  We are currently working with House and Senate members to pass appropriations for ASVTS to be used nationally.  Bills already requiring the use of ASVTS include the Coast Guard Re-authorization Act of 2005, the Marine Security Act and the SAFE Act.  Legislation indirectly impacting our business includes: Maritime Security Act of 2002, Coast Guard Re-Authorization Act, Port Security Improvement Act of 2006 and the Security and Freedom Ensured Act of 2007.

Employees

As of September 10, 2008, SARS had approximately 19 full time employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 10, 2008 certain information regarding the ownership of SARS capital stock by each director and executive officer of SARS, each person who is known to SARS to be a beneficial owner of more than 5% of any class of SARS capital stock, and by all officers and directors of SARS as a group.  Unless otherwise indicated below, to SARS knowledge, all persons listed below have sole voting and investing power with respect to their shares of capital stock except to the extent authority is shared by spouses under applicable community property laws.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options or convertible securities exercisable or convertible within sixty (60) days of August 15, 2008 are deemed outstanding for computing the percentage of the person or entity holding such options or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 21,867,514 shares of common stock issuable or issued and outstanding on a fully diluted basis, as of September 10, 2008.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIALOWNERSHIP	% OF CLASS
Common, $.001 par value	Christopher Wain, Director and CEO 601 108th Ave NE, 19th Floor Bellevue, WA 98004	700,000 (1)	1.8%
Common, $.001 par value	Alan Chaffee, Director and CFO 601 108th Ave NE, 19th Floor Bellevue, WA 98004	650,000 (2)	1.7%
Common, $.001 par value	David Otto, Director and Secretary 601 Union St, Suite 4500 Seattle, WA 98101	7,691,414 (2)	19.6%
Common, $.001 par value	Clayton Shelver, Director 601 108th Ave NE, 19th Floor Bellevue, WA 98004	377,925	<1%
Common, $.001 par value	Saratoga Capital Partners I, Inc.	2,956,250 (3)	7.5%

(1) This amount includes a common stock purchase warrant to acquire up to 500,000 shares of common stock at $1.00/share with an expiration date of July 16, 2013.

(2) This amount includes a common stock purchase warrant to acquire up to 500,000 shares of common stock at $1.00/share with an expiration date of July 16, 2013.

 (3)  Of the shares of Common Stock held by Mr. Otto, 730,000 shares are held by Otto Capital Holdings, Inc., of which Mr. Otto is the President; 2,500,000 are held by Saratoga Capital Partners I, Inc., of which Mr. Otto is a member; and 1,386,000 shares are held by The Otto Law Group, PLLC, of which Mr. Otto is the principal.  Crimson Capital, LLC, of which Mr. Otto is a member, owns a common stock purchase warrant to acquire up to 100,000 shares at $1.00/share with an expiration date of September 30, 2011.  Cambridge Partners, LLC, of which Mr. Otto is a member, owns a common stock purchase warrant to acquire up to 100,000 shares at $1.00/shares with an expiration date of September 30, 2011.  Saratoga Capital Partners I, Inc. owns a common stock purchase warrant to acquire up to 1,250,000 shares at $1.00/share with an expiration date of September 30, 2011.   In connection with an engagement agreement between The Otto Law Group, PLLC (“OLG”), of which Mr. Otto is the manager, and the Company, (i)  a common stock purchase warrant to acquire up to 40,500 shares of common stock at $1.25 per share/cashless.

(4) This amount includes a common stock purchase warrant to acquire up to 1,250,000 shares at $1.00/share with an expiration date of September 30, 2011.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Neither the Company, its property, or any of its directors or officers is a party to any pending legal proceeding, nor have they been subject to a bankruptcy petition filed against them.  None of its officers or directors has been convicted in, nor is subject to, any criminal proceeding.

Our directors and officers as of September 10, 2008 are set forth below.

NAME	AGE	POSITIONS
Christopher Wain	47	Chief Executive Officer

David Otto	50	Director, Secretary

Alan Chaffee	42	Director, CFO

Clayton Shelver	42	Director

Mr. Wain, 47, has over 25 years of engineering, management, manufacturing and integration  experience.  Since 2000, Mr. Wain has worked with ASAI Consulting (“ASAI”).  With ASAI, Mr. Wain has focused on engineering, research and development, business development, contract negotiation and management, manufacturing outsource (internationally), operations management, finance and human resources.  Additionally, Mr. Wain has worked with British Aerospace, British Petroleum, General Electric, Bombardier, Alenia and Ciba Geigy.  Mr. Wain obtained his bachelor’s degree in mechanical engineering from the University of Middlesex.

Mr. Otto has been the Secretary and a director of since August 2007 and was the Secretary and a director of Veritas Solutions, Inc. since November 2006.  Mr. Otto is a Seattle-based attorney and President of The Otto Law Group, PLLC, since 1999.  Mr. Otto’s practice focuses on corporate finance, securities and mergers and acquisitions, as well as corporate law and governance.  He is currently a member of the Board of Directors of Vocalscape Networks, Inc., SinoFresh Healthcare, Inc., Renaissance Window Fashions, Inc., Avisere, Inc., TechAlt, Inc., Saratoga Capital Partners, Inc., ECO2 Plastics, Inc. and Cambridge Partners, LLC.  Mr. Otto earned an A.B. degree from Harvard University and J.D. from Fordham University School of Law.

Mr. Chaffee, 42, has over 15 years of professional experience in public accounting and private industry.   Mr. Chaffee is a CPA and, since 2002, has been the Managing Partner at Goff Chaffee Geddes, PLLC (“GCG”), a CFO consulting firm.  As a CFO consultant, Mr. Chaffee has assisted development stage companies make the transition to public companies.  He has also assisted $1B companies meet their SEC reporting and Sarbanes-Oxley requirements.  Prior to joining GCG, Mr. Chaffee held positions as both CFO and COO for middle market aerospace companies.  In 1992, Mr. Chaffee earned a BS in Business and Accounting from the University of Oregon.

Mr. Shelver has been the Chief Executive Officer since August 2007 and a director since October 2007.  He previously was the Chief Executive Officer and a director of Veritas Solutions, Inc. since November 2006, and was the co-founder and Chief Executive Officer of Secure Asset Reporting Services, Inc. (“Secure Asset”) from November 2001 until its acquisition by Veritas Solutions, Inc. in 2006.  Mr. Shelver has extensive experience in information technology and remote data communications and has been in the marine transportation business for over 18 years.  Before founding Secure Asset, Mr. Shelver worked at Yukon Fuel Company (now part of Crowley Marine Services) from August 1996 to November 2001, serving as Vice President and Assistant General Manager. He was responsible for the ISO 9002 Quality Assurance Program, information technology department, mergers and acquisitions and the development of what is now the tracking system for equipment, inventory and freight status.   Prior to Yukon Fuel, Mr. Shelver was Traffic and IT Manager for Yutana Barge Lines in Alaska. He reengineered the entire billing systems and designed and implemented the current information technology infrastructure which included a 15-node wide area network throughout the state and abroad. Mr. Shelver also assisted with writing the first state-approved spill prevention and contingency plan, as well as the spill prevention plans for a major carrier on the Columbia River.  Mr. Shelver received a B.A. degree and an M.B.A. from the University of Washington.  Mr. Shelver also graduated from the U.S. Army Signal School Officer Basic Course and served as Commanding Officer for FEMA’s Region X Communication Detachment.  His licenses and certificates include FAA multi-engine pilot’s license, USCG tankerman’s license, DOT Class A driver’s license with tanker endorsement and a Microsoft Certified System Engineer.

SELLING SHAREHOLDERS

This prospectus covers the offering of shares of common stock by selling shareholders.  This is an offering of 5,000,000 shares of our common stock.  We will not receive any proceeds from the sale of the shares by the selling shareholders.

Name	Position	Shares Owned (1)	Shares Offered

Chris Wain	Chief Executive Officer	1,000,000	300,000

Alan Chaffee	Chief Financial Officer	1,250,000	600,000

Clayton Shelver	Chief Technical Officer	472,925	195,000

The Otto Law Group	Legal Counsel, > 10% Shareholder	2,886,000	1,500,00

(1)	Includes shares being offered pursuant to this offering

THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada Revised Statutes Section 78.7502, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under Nevada law, and indemnification for such a person may be greater or different from that provided in the bylaws.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF CAPITAL STOCK

The common stock of SARS is registered pursuant to Section 12 of the Exchange Act, and therefore, the description of common stock is omitted.  The Company is authorized to authorized to issue 500,000,000 shares of $0.001 par value common stock.  Currently 44,221,917 shares are currently issuable or issued and outstanding.  The Company is authorized to issue 50,000,000 shares of blank check preferred stock.   Currently, 1 share of Series A Preferred stock is issued and outstanding.

USE OF PROCEEDS

SARS will not receive any proceeds.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling security holders. Alternatively, the selling security holder may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling security holders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby.  The distribution of the common stock by the selling security holders may be effected: in one or more transactions that may take place on the Over the Counter (including one or more block transactions) through customary brokerage channels, either through brokers acting as agents for the selling security holders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Over the Counter; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of our common stock.

The selling security holders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling security holders. The selling security holders also may sell shares short and redeliver the shares to close out such short positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The selling security holders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock for the selling security holders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling security holders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling security holders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling security holders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling security holders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

There can be no assurance that the selling security holders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

On May 28, 2008, E-Terra, LLC, an Alaska limited liability company (“E-Terra”), filed a claim against SARS and its wholly owned subsidiary, Secure Asset Reporting Services, Inc., in the United State District Court, District of Alaska.  E-Terra is alleging breach of contract of the software licensing agreement entered into between the parties in November 2001, misappropriation of trade secrets and that it is due fees for damages and lost revenue in excess of $75,000.  On or about June 20, 2008, the Company filed an answer to and a counterclaim against E-Terra alleging breach of contract and wrongful termination and that it is due fees for damages and attorney fees.

 The Company is unaware of any other threatened or pending litigation against it not in the ordinary course of business and that has not previously been disclosed.

LEGAL OPINION

The legality of the common stock to be offered hereby has been passed upon by The Otto Law Group, PLLC, Seattle, Washington.

AVAILABLE INFORMATION

We file annual, quarterly and current reports and other information with the Commission. You may read and copy, upon payment of a fee set by the Commission, any documents that we file with the Commission as its public reference room at 100 F Street, NE., Washington, D.C. 20549.  You may also call the Commission at 1-800-432-0330 for more information on the public reference rooms.  Our filings are also available to the public on the Internet through the Commission’s EDGAR database. You may access the EDGAR database at the Commission’s website at www.sec.gov.

This prospectus is part of a registration statement on Form S-8 that we have filed with the Commission to register the common stock offered hereby under the Securities Act.  As permitted by Commission rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the Commission.  You may refer to the registration statement, the exhibits and schedules for more information about our common stock and us.  The registration statement, exhibits and schedules are available at the Commission’s public reference rooms or through its EDGAR database on the Internet.

You should rely only on the information contained in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information.

Our common stock is quoted Over the Counter  under the symbol “SARO.”

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCHINFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
5,000,000 SHARES SARS CORPORATION COMMON STOCK _______________________ PROSPECTUS _______________________ September 10, 2008

------------------------------------------------------------------------------------------------------------

PART II

Item 3                                Incorporation of Certain Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement:

(i)	Registrant's Annual Report on Form 10-KSB, for the fiscal year ended September 30, 2007,

(ii)	Registrant's Quarterly Report on Form 10-QSB and Form 10-Q, for the quarters ended December 31, 2007, Match 31, 2008, and June 30, 2008;

(iii)
Registrant's Report on Form 8-K, as amended, filed July 10, 2008, March 18, 2008, February 19, 2008, February 19, 2008, January 18, 2008, January 4, 2008, December 21, 2007, December 14, 2007, November 13, 2007, November 5, 2007, October 30, 2007, October 9, 2007, September 7, 2007, and August 31, 2007; and

(iv)
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Item 4                                Description of Securities

Not applicable.

Item 5.                                Interests of Named Experts and Counsel

Not applicable.

Item 6.                                Indemnification of Directors and Officers

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise.  The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

Item 7                                Exemption from Registration Claimed

Not applicable.

Item 8                                Exhibits

Exhibit Number	Description of Exhibit(s)
5.1	Opinion and Consent of the Otto Law Group
23.1	Consent of, Independent Registered Public Accounting Firm
23.2	Consent of the Otto Law Group (filed as part of Exhibit 5.1)

Item 9                                Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 10, 2008.

SARS Corporation

By: /s/ Chris Wain
--------------------------------------------
Chris Wain
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by or on behalf of the following persons in the capacities indicated on September 10, 2008.

/s/ Chris Wain                                Chief Executive Officer                                           September 10, 2008
----------------------------
Chris Wain

/s/ Clayton Shelver                                                  Director                                           September 10, 2008
----------------------------
Clayton Shelver

/s/ David Otto                                                           Director                                           September 10, 2008
----------------------------
David Otto

/s/ Alan Chaffee                                                       Director                                           September 10, 2008
----------------------------
Alan Chaffee

EXHIBIT INDEX

Exhibit Number                                                           Description
------------------                                                      -------------------------------------

5.1           Opinion of the Otto Law Group, PLLC

23.1           Consent of The Otto Law Group, PLLC (included in Exhibit 5.1)

23.2           Consent of Independent Registered Public Accounting Firm

Exhibit 5.1                      Opinion of the Otto Law Group